Exhibit 99.1

November 9, 2009	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2009 RESULTS

•	Net Income of $91.6 million, or $0.52 per share

•	Revenues increase by $7.8 million to $680.0 million, despite wet, cool summer

•	Decreases in water sold results in estimated reduction of $0.14 per share

•	$53.2 million in new tax-exempt bonds issued during the third quarter 2009

•	Cash flow from operations increase by almost $80 million to approximately $472 million for the nine months 2009

•	Stock price remains steady as RWE reduces ownership to 23.5 percent

VOORHEES, N.J., November 9, 2009 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the third quarter ended September 30, 2009. For the quarter, the company reported operating revenues of $680.0 million, a 1.2 percent increase of $7.8 million over the same period in 2008. Net income in the third quarter was $91.6 million, or $0.52 per basic and diluted common share, compared with $88.2 million or $0.55 per basic and diluted common share in the third quarter of 2008.

“The results of this quarter were impacted by one of the wetter summers experienced by much of the country,” said Don Correll, president and CEO of American Water. “Eleven out of 20 of our regulated state operations experienced either above average rainfall, cooler temperatures, or in most cases, both. Despite the weather, we achieved an increase in both revenues and net income as we continue to execute our core strategies.”

The company’s Regulated Businesses revenues increased by $17.6 million, or 2.9 percent, in the third quarter 2009, largely a result of recent recognition of prudent investment through rate awards. Total volume of water sold decreased 7.4 percent for the quarter ended September 30, 2009, or 9.1 billion gallons from the same period in 2008, largely as a result of weather. This decrease in volume of water sold resulted in an estimated decrease of $44.2 million in revenues and approximately $23.7 million in net income, or $0.14 per basic and diluted common share.

The company’s Non-regulated Businesses’ revenues decreased by $8.6 million or 11.7 percent for the third quarter, compared to the same period in 2008. The decrease was primarily attributable to lower revenues in the Contract Operations Group.

Operating expenses for the three-month period ended September 30, 2009, totaled $465.6 million, an increase of $5.1 million or 1.1 percent over the same period in 2008. This was primarily driven by increased pension and other post-employment benefits expenses of $6.4 million and depreciation of $6.5 million. These increases were offset by lower costs in contract operations of $9.4 million.

Net cash provided by operating activities for the nine months ended September 30, 2009, increased approximately $78.6 million or 20 percent to $471.6 million.

Construction expenditures for the nine months ended September 30, 2009, were $592.9 million compared to $714.6 million in the prior year period. The company anticipates investing approximately $800 million in construction and other capital projects in 2009.

“American Water is committed to delivering reliable service to its customers,” said Correll. “We are making infrastructure investments across this country and in fact, recently reached a significant milestone in our current largest capital project. Our 31-mile watermain and 20 million gallon a day treatment plant project in Kentucky is more than 70 percent complete. This approximately $162 million project will ensure a sustainable supply for Central Kentucky for years to come and is another example of our commitment to providing water solutions.”

During the three months ended September 30, 2009, capital resource requirements were met with internally generated cash, commercial paper issuance, debt offerings, and access to bank credit lines. The company issued $53.2 million in new tax-exempt bonds during the third quarter 2009 at rates ranging from 1.27 percent to 6.25 percent. Additionally, the company remarketed, at fixed rates, $23.3 million in tax-exempt bonds at 6.25 percent during the third quarter 2009.

The company received authorizations for additional annualized revenues from general rate cases of $16.8 million in the third quarter 2009, which brings the total for the first nine months of the year to $31.4 million. As of September 30, 2009, the company was awaiting final orders for general rate cases in 10 states, requesting $258.0 million in total additional annual revenues.

Subsequent to the quarter’s end, the company settled its rate case in Pennsylvania, which grants an increase of approximately $30.8 million in annual revenue in addition to the approximately $23.0 million previously received through infrastructure surcharges. The company also filed a rate request in Missouri, which will generate an additional $48.7 million in additional revenue if approved as filed.

The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

American Water announced two major military contracts during the quarter. Its Military Services Group was awarded contracts for the operation and maintenance of the water and the wastewater systems at Fort Belvoir, Virginia and Fort Meade, Maryland.

“American Water was extremely pleased to be awarded both contracts,” said Correll. “We will now be serving ten installations across the country and our growing portfolio clearly demonstrates our commitment to providing military bases with solutions to best manage their systems and delivering reliable water and wastewater services.”

American Water also announced the completion of a secondary public offering of 40.25 million shares of its common stock, priced at $19.25 per share, on August 18. In the offering, all the shares were sold by RWE, with all proceeds going to RWE. RWE’s ownership has been reduced to 23.5 percent of American Water’s outstanding shares of common stock.

Also during the third quarter, the Board of Directors increased American Water’s quarterly cash dividend payment by five percent from $0.20 to $0.21 per share on July 31, 2009. On October 30, the Board declared its second dividend of $0.21 per share.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charge,” “Basic income per common share excluding impairment charge,” “Diluted net income per common share excluding impairment charge,” and “Operating expenses excluding impairment charge.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to an impairment charge, which has been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Third Quarter 2009 Earnings Conference Call

The third quarter 2009 earnings conference call will take place Monday, November 9, 2009, at 9:00 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through November 16, 2009, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4173835. The online archive of the webcast will be available through December 8, 2009, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 7,300 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, fluctuations in the value of benefit plan assets and liabilities that could increase our costs and funding requirements, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating revenues	$679,956	$672,193	$1,842,866	$1,768,377

Operating expenses
Operation and maintenance	340,862	342,226	985,861	984,063
Depreciation and amortization	74,854	68,376	216,939	199,599
General taxes	50,618	49,380	154,814	151,074
Gain on sale of assets	(784)	457	(976)	(413)
Impairment charge	-	-	450,000	750,000

Total operating expenses, net	465,550	460,439	1,806,638	2,084,323

Operating income (loss)	214,406	211,754	36,228	(315,946)

Other income (deductions)
Interest, net	(74,124)	(72,684)	(219,791)	(212,718)
Allowance for other funds used during construction	2,290	4,442	9,208	10,370
Allowance for borrowed funds used during construction	1,674	2,970	5,537	6,063
Amortization of debt expense	(2,135)	(1,601)	(5,158)	(4,360)
Other, net	(310)	825	(605)	1,375

Total other income (deductions)	(72,605)	(66,048)	(210,809)	(199,270)

Income (loss) before income taxes	141,801	145,706	(174,581)	(515,216)
Provision for income taxes	50,165	57,548	94,873	83,612

Net income (loss)	$91,636	$88,158	$(269,454)	$(598,828)

Basic earnings per common share:	$0.52	$0.55	$(1.62)	$(3.74)

Diluted earnings per common share:	$0.52	$0.55	$(1.62)	$(3.74)

Average common shares outstanding during the period:
Basic	174,595	159,949	165,992	159,960

Diluted	174,691	160,000	165,992	159,960

Dividends per common share	$0.21	$0.20	$0.61	$0.20

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	September 30, 2009	December 31, 2008

Cash and cash equivalents	7,831	$9,542
Other current assets	508,640	408,133
Total property, plant and equipment	10,532,131	10,123,928
Total regulatory and other long-term assets	2,297,107	2,690,215

Total Assets	$13,345,709	$13,231,818

Short-term debt	76,556	$479,010
Current portion of long-term debt	54,325	175,822
Other current liabilities	469,750	449,928
Long-term debt	5,221,735	4,648,213
Total regulatory and other long-term liabilities	2,569,867	2,460,872
Contributions in aid of construction	961,667	911,415
Total stockholders’ equity	3,991,809	4,106,558

Total Capitalization and Liabilities	$13,345,709	$13,231,818

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Total operating expenses, net	$465,550	$460,439	$1,806,638	$2,084,323
Less: Impairment charge	-	-	450,000	750,000

Total operating expenses excluding impairment charge	$465,550	$460,439	$1,356,638	$1,334,323

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$91,636	$88,158	$(269,454)	$(598,828)
Add: Impairment charge	-	-	450,000	750,000

Net income excluding impairment charge before associated tax benefit	91,636	88,158	180,546	151,172
Less: Income tax benefit relating to impairment charge	-	-	6,976	11,525

Net income excluding impairment charge	$91,636	$88,158	$173,570	$139,647

Basic earnings per common share excluding impairment charge:	$0.52	$0.55	$1.05	$0.87

Diluted earnings per common share excluding impairment charge:	$0.52	$0.55	$1.05	$0.87

###